Exhibit 10.37

MyEcheck Services Agreement

This Service Agreement, along with the attached Exhibits (collectively known as the “Agreement”), is made and entered by and between the company and/or individual listed below, with a place of business within the United States of America (hereinafter referred to as “the Customer”), and MyEcheck, Inc., a Wyoming Corporation, with principal offices within the State of California, (hereinafter referred to as “MyEcheck”), all or each of which shall also hereinafter be referred to as the “party” or “parties” respectively, and is effectively on the date listed below.

RECITALS

A.	Whereas MyEcheck provides Payment Data Processing Services (“Services”);

B.	Whereas the Customer is engaged in payment acceptance;

C.	The Service Documentation described below contains the terms under which MyEcheck has agreed to provide Services to the Customer.

D.	MyEcheck has agreed to provide Services to the Customer.

AGREEMENTS

Now therefore, the parties do hereby mutually agree that:

1.	Service Documentation. The “Service Documentation” includes;

(a)	This Agreement includes Three Exhibits, and may include additional price schedules, addendums, and/or attachments;

(b)	User guides, which may include software (APIs), and software licenses, if applicable, specifications, instructions, and notices;

(c)	Third party application form(s) for any desired supplemental services.

The Service Documentation also applies to any Service that is provided by an affiliate of MyEcheck and any Service that is used by an affiliate or a subsidiary of the Customer. “MyEcheck” includes each such affiliate, and “Customer” includes each such affiliate and subsidiary. All terms defined in this Agreement shall have the same meaning when used in the Service Documentation. If there is a conflict among the documents that make up the Service Documentation, the documents will govern in the order set forth above. Customer acknowledges receiving a copy of the Service Documentation for each Service it requested when it entered into this Agreement.

2.    Changes to Services. MyEcheck may change (or add to) the terms and fees in the Service Documentation at any time upon 30 days prior written notification. If Customer discontinues using the affected Service before the change becomes effective, it will not be bound by the change. If Customer continues to use a Service after the change becomes effective, it will be bound by the change

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MyEcheck Services Agreement

3.    Term and Termination. Unless terminated sooner in accordance with the Service Documentation, this Agreement and all Services will continue in effect until terminated by either party upon 30 days prior written notice to the other party. MyEcheck may terminate any Service following notice to Customer of a breach of any provision of the Service Documentation. MyEcheck may also terminate any Service without notice to Customer if Customer is subject to a petition under applicable state or federal bankruptcy law, becomes insolvent or is otherwise unable to make its debts when due, or if MyEcheck otherwise determines, in its sole discretion, that a material adverse change has occurred in Customer’s ability to perform its obligations under the Service Documentation. The termination of a Service will not affect Customers or MyEcheck’s rights with respect to transactions which occurred before termination. MyEcheck shall not be liable to Customer for any losses or damages Customer may incur as a result of any termination of any Service.

4.    Service Fees. Customer shall pay MyEcheck the fees described in the attached Exhibits for the specific services selected and/or used. All transactional fees for the current month will be based on the volumes from the prior month. You hereby authorize MyEcheck to create remotely created checks drawn from Customer’s checking account(s), and use the checks to collect all fees and charges, or it may send an invoice to Customer for such amounts, which Customer shall promptly pay. MyEcheck may assess finance charges at a rate of 1.5% per month (18% per annum) or the highest rate permitted by law, whichever is less, on any invoiced fees that are not paid within thirty (30) days of the due date and shall apply payments and other reductions of amounts owed first to unpaid interest and then to other fees and charges.

5.    Confidential Information. Unless otherwise provided in the Service Documentation, all user guides and other written materials, source code, object code, trademarks and other intellectual property included in the Service Documentation provided pursuant to this Agreement constitute MyEcheck’s or its vendors’ confidential information (“Confidential Information”). MyEcheck or its vendors, as applicable, will remain the sole owner of all such Confidential Information, and Customer will not acquire any interest in or rights to it as a result of Customer’s use of any Service except as set forth in the Service Documentation. Customer will maintain the confidentiality of the Confidential Information and will not use for any purpose (other than as specifically contemplated by this Agreement) or disclose (or permit its employees or agents to disclose), copy, transfer, sublicense or otherwise make any of it available to any person or entity, other than its employees who have a need to use the Confidential Information in connection with the applicable Service. Customer shall notify MyEcheck immediately if it knows or suspects that there has been any unauthorized disclosure, possession, use or knowledge (each, an “Unauthorized Use”) of any Confidential Information, and if it is responsible for the Unauthorized Use, it will, at its expense, promptly take all actions, including without limitation initiating court proceedings to recover possession or prevent further Unauthorized Use of the Confidential Information and obtain redress for any injury caused to MyEcheck as a result of such Unauthorized Use. In addition, except as permitted by applicable law, Customer may not decompile, reverse engineer, disassemble, modify, or create derivative works of any software provided pursuant to this Agreement.

6.    Third Party Networks; Use of Required Software. If MyEcheck determines that any funds transfer or communications network, Internet service provider, or other system(s) it has selected to provide a Service is unavailable, inaccessible or otherwise unsuitable for use by MyEcheck or

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MyEcheck Services Agreement

7.    Customer, MyEcheck may, upon notice to Customer, suspend or discontinue the affected Service. Customer shall use and maintain in good working order (and at its own expense) software, hardware and other equipment necessary for Customer to use the Service(s) in accordance with the Service Documentation.

8.    NO REPRESENTATIONS OR WARRANTIES OF MYECHECK OR SOFTWARE VENDORS. NEITHER MYECHECK NOR ANY SOFTWARE VENDOR MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OR ANY SOFTWARE USED IN CONNECTION WITH THE SERVICES INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE SERVICE DOCUMENTATION.

9.    Liability and Indemnification.

(a)  MyEcheck is under no obligation to honor, in whole or in part, any entry, file, batch release, payment order, transaction or instruction (each, an “Order”), which (i) exceeds Customer’s available funds on deposit in an account with MyEcheck related to the Order, unless otherwise provided in the Service Documentation; (ii) is not in accordance with the Service Documentation or MyEcheck’s applicable policies, procedures or practices as MyEcheck may from time to time establish and make available to Customer; (iii) MyEcheck has reason to believe may not have been duly authorized, should not be honored for its or Customer’s protection, or involves funds subject to a hold, dispute, restriction or legal process that prevents their withdrawal; or (iv) could result, in MyEcheck’s sole discretion, in a violation of any law, rule or regulation of any federal or state regulatory authority, including without limitation any Federal Reserve risk control program or guidelines such as the limitations on MyEcheck’s intra-day net funds position.

(b)  Customer shall promptly furnish written proof of loss to MyEcheck and notify MyEcheck if it becomes aware of any third party claim related to a Service. Customer shall cooperate fully (and at its own expense) with MyEcheck in recovering a loss. If Customer is reimbursed by or on behalf of MyEcheck, MyEcheck or its designee will be subrogated to all rights of Customer.

(c)  Any claim, action or proceeding against MyEcheck for losses or damages arising from a Service, including MyEcheck’s honoring or dishonoring a check covered by a Service, must be brought within one year from the date of the act or omission or in the case of a check from the date the check was first paid or returned by MyEcheck.

(d)  MyEcheck will have no liability for failure to perform or delay in performing a Service if the failure or delay is due to circumstances beyond MyEcheck’s reasonable control.

(e)  Except in the case of MyEcheck’s gross negligence or intentional misconduct, Customer shall indemnify and hold MyEcheck, its directors, officers, employees and agents harmless from all losses or damages that arise out of (i) the performance of a Service in accordance with the Service Documentation, including without limitation any warranty MyEcheck is required to make to a third party in connection with a Service; (ii) an act or omission of any agent, courier or authorized representative of Customer; or (iii) if the Service includes a license or sublicense of any software to Customer, the use or distribution of the software by Customer or any person

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MyEcheck Services Agreement

(f)  gaining access to the software through Customer that is inconsistent with the license or sublicense.

(g)  MYECHECK WILL ONLY BE LIABLE TO COMPANY FOR ITS DIRECT MONETARY LOSSES OR DAMAGES DUE TO MYECHECK’S GROSS NEGLIGENCE OR MATERIAL BREACH OF THIS AGREEMENT. MYECHECK’S LIABILITY TO COMPANY WILL BE LIMITED TO AN AMOUNT NOT TO EXCEED THE AMOUNT OF THE FEES ACTUALLY PAID BY COMPANY TO MYECHECK DURING THE CALENDAR MONTH IMMEDIATELY PRECEDING THE CALENDAR MONTH IN WHICH SUCH LOSS OR DAMAGES WERE INCURRED (OR, IF NO MYECHECK FEES WERE PAID IN SUCH MONTH, MYECHECK FEES PAID IN THE MONTH IN WHICH THE LOSSES OR DAMAGES WERE INCURRED). IN NO EVENT WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL (INCLUDING WITHOUT LIMITATION COURT COSTS AND ATTORNEYS’ FEES), INDIRECT, OR PUNITIVE LOSSES OR DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, OR WHETHER THE LIKELIHOOD OF SUCH LOSSES OR DAMAGES WAS KNOWN TO THE OTHER PARTY AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION.

10.  General.

(a)  The Service Documentation will be governed by the laws of the state of California, without regard to conflicts of laws principles. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the U.S. District Court of the Northern District of California, Sacramento County, and that the parties hereby submit to the jurisdiction and venue of said court.

(b)  Any portion of the Service Documentation which is inconsistent with applicable laws, regulations or rules will be deemed modified and applied in a manner consistent therewith, and MyEcheck will incur no liability to Customer as a result of the inconsistency or modification and application. If any portion of the Service Documentation is deemed unenforceable or invalid, it will not otherwise affect the enforceability or validity of the Service Documentation.

(c)  The Service Documentation is the entire agreement between MyEcheck and Customer and supersedes all prior representations, conditions, warranties, understandings, proposals or agreements regarding a Service. No course of dealing or waiver of any right on one occasion will constitute a modification of the Service Documentation or be a waiver of that right on a subsequent occasion.

(d)  Customer agrees to provide MyEcheck promptly upon MyEcheck’s request any existing financial statements or other information pertaining to Customer’s financial condition or any previously unprepared financial statements which MyEcheck may require Customer to prepare and/or to be audited or reviewed by independent certified public accountants acceptable to MyEcheck.

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MyEcheck Services Agreement

(e)  Customer expressly warrants that a Service will not be used in a manner which violates any US federal or state law including without limitation any sanction or control administered by the Office of Foreign Assets Control or Bureau of Export Administration.

(f)  Sections 4, 5, 6, 8, 9 and 10 of this Agreement will survive termination of this Agreement.

(g)  Either party may provide notice to the other party by mail, personal delivery, or electronic transmission. MyEcheck shall use the most recent address for Customer in MyEcheck’s records, and any notice from MyEcheck will be effective when sent. Customer shall use the address where Customer’s relationship manager is located and address any notice to the attention of such manager. Any notice from Customer will be effective when actually received by MyEcheck. MyEcheck will be entitled to rely on any notice from Customer that it believes in good faith was authorized by an authorized representative of Customer and, except as expressly stated in the Service Documentation, shall have no obligation to verify the signature (including an electronic signature). Each party will have a reasonable time after receipt of any notice to act on it.

(h)  All uses of the Services through Customer’s ID codes, passwords, token cards, PINs, or passcodes (each, a “Code”) will be deemed to be authorized by and binding on Customer. Customer’s failure to protect Codes may allow an unauthorized party to (i) use the Services, (ii) access Customer’s electronic communications and financial data, and/or (iii) send or receive information and communications to MyEcheck. Unencrypted electronic transmissions are not secure. Customer assumes the entire risk for unauthorized use of Codes and any unencrypted electronic transmissions.

(i)  Customer may not assign or transfer its rights or obligations with respect to the Service Documentation without MyEcheck’s prior written consent. MyEcheck may assign its rights and obligations with respect to the Service Documentation to any successor by merger, consolidation or corporate reorganization.

(j)  Unless otherwise provided in the Service Documentation, the term “Business Day” means that part of a business day occurring prior to the cutoff time determined in accordance with MyEcheck’s applicable funds availability policy.

(k)  The parties do not intend that any agency or partnership relationship be created between them by this Agreement.

(l)  Customer authorizes MyEcheck to issue a press release, which may contain Customer’s stock ticker symbol; that describes the nature of the relationship between MyEcheck and Customer.

(m)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)  This Agreement may be executed as a faxed or electronically scanned document, with scanned or faxed signatures deemed as original.

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MyEcheck Services Agreement

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date listed below.

Agreed:		Accepted:
Customer		MyEcheck

/s/ Noe Bernes		/s/ Ed Starrs
Signature		Signature

Company Name:		MyEcheck, Inc.
Ed Starrs
New Age Telecom, Inc.		President & CEO

Individual Name:		2600 East Bidwell Street, Suite 140
Folsom, California 95630
Noe Bernes
www.MyEcheck.com
Title:	President	844-MyEcheck (844-693-2432)
Customer.Support@MyEcheck.com

Principal Address:		Date of Agreement:	10/20/2014

360 W 9th Ave		Effective Date:

Escondido, CA 92025

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MyEcheck Services Agreement

Exhibit A

Services and Fees

Basic Services

MyEcheck will provide fully electronic check services to Customer. MyEcheck will receive data transmissions from Customer and will use the data to create and process fully electronic checks, formatted for clearing through the Check 21 electronic check clearing system, for deposits into Customer account(s), and for transfers out of Customer accounts.

This basic service enables the Customer to verify their user provided data, check the status of their bank account, prove the transaction is authorized, and predict the probability of most problems before the transaction is approved and processed for deposit.

Check 21 Service Fees

Total Transactions
per Calendar Month	Fee per Transaction

Less than 500,000	$0.17

500,001 – 999,999	$0.17

1,000,000 or more	$0.17

Available Supplemental Services

Scrub Services, like the Basic Check 21 Service, generates a check image and pushes it to your bank for payment. It offers minimal financial verification. Transactions are immediately and automatically evaluated and approved or declined based upon the real time results of multiple fraud control tools and database searches. For example, it will check the payee against a database of known bad check writers and verify that the account is open and in good standing.

Guarantee Services, like the Basic Check 21 and Scrub Services, generates a check image and pushes it to your bank for payment. In addition to validating transaction data, you are insured if the item is returned unpaid. When a payee defaults, the check guarantee provider buys the returned item for its full face value.

These services are available for additional fees. For more information, please contact MyECheck sales (sales@MyECheck.com).

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MyEcheck Services Agreement

Exhibit B

Supplemental Consulting Services

1. STATEMENT OF WORK. MyEcheck may render services, working individually or with the Customer and/or third parties retained by Customer, (the "Consulting Services") to Customer on a time and materials basis as may be agreed upon in a written Statement of Work, which will become a part of this Agreement. No Supplemental Consulting Services will be preformed until such time as a duly authorized Statement of Work is prepared and approved by all Parties.

2. PROJECT ADMINISTRATION. The Technical Contact (as set forth in the Statement of Work) for the Customer shall provide MyEcheck all assistance and guidance reasonably requested by MyEcheck for the performance of the Consulting Services. Customer acknowledges that the timely performance of the Consulting Services is dependent both on reasonable access to and assistance by Customer, including the Customer Technical Contact. MyEcheck acknowledges that the success of Customer's business shall depend on MyEcheck's ability to provide the Consulting Services on a timely basis in accordance with the dates specified by Customer, and shall use all reasonable efforts to complete all Services efficiently and on or ahead of schedule

3. COMPENSATION. MyEcheck shall be paid fees on a time and materials basis in accordance with the Statement of Work signed by both parties. Customer shall also reimburse MyEcheck for reasonable travel, lodging, meal and other expenses reasonably incurred while providing the Consulting Services. MyEcheck shall provide Customer with accurate invoices detailing the consulting hours, fees and expense reimbursements due MyEcheck. Customer payment for Services and expenses shall be due thirty (30) days from the date of invoice. The parties agree that Customer shall not be charged nor shall it be liable for any travel time incurred in connection herewith.

All work will be conducted on an hourly fee basis and billed per the rate listed below. Rates are subject to change prior to the preparation of a Statement of Work.

Hourly (Subject to Scheduling and Availability):	$125.00/Hour

4. THIRD PARTY SOFTWARE. Customer acknowledges that in order for MyEcheck to perform the Consulting Services, Customer may need to obtain additional third party services ("Third Party Services") or third party technology ("Third Party Technology"). Customer agrees that the rights and licenses with respect to Third Party Technology and Third Party Services shall be under terms set forth in the pertinent purchase, license or services agreements between Customer and the vendors of such Third Party Software or Third Party Services. Customer shall execute and comply with appropriate purchase, license, or services agreements with respect to any Third Party Software or Third Party Services. Any amounts payable to third party vendors or service providers under such agreements are the sole responsibility of Customer and shall be paid directly by Customer to such third party vendors or service providers.

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MyEcheck Services Agreement

5. LICENSE TO Customer MATERIALS. Customer acknowledges that in order to perform the Services, MyEcheck may require access to and use of certain software or other materials of Customer or Customer's suppliers (including access to code relating to the Software or that may effect the performance of the Software) ("Customer Materials"). Customer grants to MyEcheck a royalty-free, non-exclusive license to access and use the Customer Materials (including through subcontractors) as required for MyEcheck's performance of the Services hereunder.

6. RIGHTS AND OWNERSHIP. To the extent that any modification, enhancement, extension, interface or derivative work to any MyEcheck Software or any other deliverable that is produced through the Consulting Services, Customer shall have the same usage rights in such as Customer has currently has. Customer acknowledges and agrees that other than any Third Party Software or any Customer Materials or Software, MyEcheck continues to own all computer programs, utilities and intellectual property which aid MyEcheck in performing the Consulting Services or which are produced as a result of these Services.

7. Independent Contractors. MyEcheck agrees that it shall be considered an independent contractor and that it shall not be deemed to be an employee of Customer. MyEcheck and its employees, agents and contractors performing services hereunder shall not be entitled to any employee benefits of Customer.

8. Project Pricing and Expenses. MyEcheck shall incur all reasonable expenses in the performance of the services contained herein including but not limited to contractors and consultants used for software development, testing, quality assurance and deployment during the term of this agreement.

From time to time there may be a need for Customer to incur certain expenses. Notwithstanding anything else to the contrary contained herein, any single expense in excess of two hundred dollars ($200) must be pre-approved in writing (or by email) by Customer or it shall not be deemed a reimbursable expense.

9. Billing schedule. Billing is monthly and payment is due upon receipt of bill for services provided the prior month. Payments will be processed and collected from the Customer as a Check 21 item (no fee to Customer).

MyEcheck reserves the right to discontinue the provision of services under the Statement of Work in the event that Customer fails to continue to make timely payment of fees and expenses due hereunder.

10. Non-Solicitation of Employees. During the term of this Agreement and for a period of one (1) year following completion of any work hereunder, neither party shall solicit employment of any current or prior employee of the other.

11. ATTACHMENTS. Any Statement of Work(s) will be attached and will become a part of this Service Agreement.

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MyEcheck Services Agreement

Exhibit C

Attached as Exhibit C, will be a completed New Merchant Integration Information form. This form must be completed and submitted to MyEcheck in a timely manner. Customer bank integration typically takes between four and six weeks. This process cannot begin until this form has been completed and delivered. It will be the Customer’s responsibility to direct their bank to work with MyEcheck in order to facilitate the Check 21 deposits. MyEcheck will not be responsible for any delays imposed by the Customer’s bank.

Upon submission of the New Merchant Integration Information Form, MyEcheck will provide the Customer with a Customer Service Contact. This individual will work with the Customer and their bank in order to complete the integration process.

In is understood by all parties that the contact individuals provide by the Customer and MyEcheck are free to exchange any and all needed information in order to execute the terms and conditions of this Service Agreement.

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